Exhibit 10.1

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120

May 16, 2018

Confidential	Via email: donzurbay@gmail.com
Donald J. Zurbay
10457 Scott Avenue North
Brooklyn Park, MN 55443

Dear Don:

As discussed, enclosed is a revised offer to become Patterson’s Chief Financial Officer, reporting directly to me. This offer is contingent upon successful background check and passing a drug test. This offer has received formal approval by the Compensation Committee of the Board of Directors.

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings and deductions required by law. The terms in this offer letter override any verbal and/or written representations that have been made to you regarding this position.

Upon completion of a successful background check, I will have someone within our Human Resource Department contact you so that we can begin the onboarding process through our electronic hiring system. You will be asked, via this system, to complete our on-line employment application and drug testing process. Finally, prior to your start date, you will also be asked to complete onboarding forms via this on-line process.

Base Salary

Your initial base salary will be $525,000.00 per year, to be paid semi-monthly in accordance with standard Company payroll practices. This position is exempt from overtime.

Annual Incentive Pay

Upon your entry into this position, you will be eligible to participate in the Management Incentive Compensation Plan in accordance with the terms and conditions set forth in that plan, and your target bonus opportunity will be 85% of your base annual salary. Actual payments will be determined based on a combination of individual performance and Company results, as measured against the applicable performance goals established by the Company’s Board of Directors. Any annual incentive bonus with respect to a particular fiscal year will be paid within 2 1⁄2 months following the end of that fiscal year.

Long Term Incentive Pay

Participation in the Long Term Incentive Program for executive officers with an approximate annual target incentive of $1,000,000. It is expected that the value of the annual long term incentive will be configured utilizing three components consisting of Restricted Stock Units, Performance Share Units, and Stock Options, subject to approval and determination by the Board of Directors and the Compensation Committee. The actual make-up of the components would be consistent with the long term equity grants made to Patterson’s other executive officers. All executive officer compensation, including the long term incentive program, is subject to annual determination and approval by the Board of Directors and the Compensation Committee of the Board of Directors. The long term incentive equity grants for the FY19 are approved and delivered on or about July 1, 2018.

DONALD J. ZURBAY

MAY 16, 2018

Inducement Award

A one-time inducement equity grant consisting of a combination of Stock Options and Restricted Stock Units. The Stock Options would have an approximate value of $750,000, would vest pro-rata over the course of three years, with one-third of the shares subject vesting on the one year anniversary of the date of grant, one-third vesting on the two year anniversary of the date of the grant, and the remaining one-third vesting on the third anniversary of the date of grant (assuming continued employment), in all cases subject to continued employment and with an overall term of ten years. The Restricted Stock Units would have a value of $700,000 and would have a 2 year vesting schedule, with 50% of the shares vesting on the 12 month anniversary of the grant and the remaining 50% of the shares vesting on the two-year anniversary of the grant, subject to continued employment. The Stock Options and Restricted Stock Unit grants will be made on the first day of employment and will be based on the closing per share price on the first day of your employment. The inducement award would be contingent on your execution of the Inducement, Severance & Change in Control agreement described below.

Benefits and Perquisites

Once you enter this position, you will be eligible to participate in the employee benefit plans and programs, fringe benefits and perquisites that are generally available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Current benefit offerings include:

•	Comprehensive healthcare, vision and dental programs

•	Flexible spending account

•	401(k) retirement savings plan

•	Life insurance (individual and family)

•	Short-term disability

•	Long-term disability

•	Employee Stock Purchase Plan (ESPP)

•	Employee Stock Ownership Plan (ESOP)

•	Capital Accumulation Plan (CAP):

•	Executive Auto Reimbursement Program, which provides a vehicle with a capitalized cost equal to the base price for a Cadillac CTS 4-Door Sedan ($54,115.25 for 2018)

•	Executive Life Insurance Plan, which provides coverage equal to three times the targeted amount of the executive’s total annual cash compensation, subject to a maximum death benefit of $1.3 million

•	Executive Physical Program, which is provided through Mayo Clinic

•	10 annual paid holidays, including at least one floating holiday per year

You will also enjoy the benefit of the Company’s approach to paid time off for executive employees. Our leadership team recognizes the hard work and contributions of our executive employees in helping our customers and our company succeed. Our pay-for-performance culture emphasizes high-integrity business practices, a healthy work/life balance and opportunity for every employee to contribute to our philosophy and success. We expect that you will manage your time accordingly and take time off as needed. You do not need to track your time off, nor will a PTO accrual rate show on your pay statement.

Additional Conditions and Requirements

This offer is contingent upon your execution of the Company’s Inducement, Severance & Change in Control Agreement which describes, among other things, the inducement equity award, your ability to receive severance in connection with certain terminations of your employment (18 months’ severance for a termination without cause and 24 months’ severance for a termination without cause or for good reason following a change in control) and a 24 month non-competition and a non- solicitation covenant. The Agreement would also include other provisions customary for agreements of this type. Once you have completed the electronic hiring system, I will have Les provide you the form of that agreement.

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recover of amounts that were paid to you. The Company will make any determination for clawback or recover in its sole discretion and in accordance with any applicable law or regulation.

DONALD J. ZURBAY

MAY 16, 2018

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A, either as a short-term deferral or other applicable exception, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Patterson believes in providing our employees with an atmosphere that encourages personal accountability, growth and continuous learning, and that rewards individual and team performance. Consistent with this approach, the following details your compensation offer:

Don, I am very excited that you will be joining our team. Please feel free to call me at 651-686-1708 should you have additional questions or need clarification on any of the points in my letter.

Sincerely,

/s/ Mark S. Walchirk
Mark S. Walchirk
President and Chief Executive Officer

Acknowledged and Acceptance:

Donald J. Zurbay

/s/ Donald J. Zurbay	May 17, 2018
Signature	Date